EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 13, 2016, with respect to the consolidated financial statements included in the Annual Report on Form 10-K of Code Rebel Corporation for the year ended December 31, 2015.

/s/ Lichter, Yu and Associates, Inc.
Encino, CA
April 14, 2016